EXHIBIT 4(c)

                              QUALIFIED PLAN RIDER

This Rider is part of the Certificate to which it is attached. This Certificate is issued to or purchased by the trustee of a pension or profit-sharing plan intended to qualify under Section 401(a) of the Code. The following provisions apply and replace any contrary Certificate provisions:

1 Except as allowed by the qualified pension or profit sharing plan of which this Certificate is a part, the Certificate may not be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than Us.

2 This Certificate shall be subject to the provisions, terms, and conditions of the qualified pension or profit-sharing plan of which the Certificate is a part. Any payment, distribution, or transfer under this Certificate shall comply with the provisions, terms and conditions of such plan as determined by the plan administrator, trustee or other designated plan fiduciary. We shall be under no obligation either (a) to determine whether any such payment, distribution, or transfer complies with the provisions, terms and conditions of such plan or with any applicable law, or (b) to administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

3 Notwithstanding any provision to the contrary in this Certificate or the qualified pension or profit-sharing plan of which this Certificate is a part, We reserve the right to amend or modify the Group Contract, this Certificate, or this Rider to the extent necessary to comply with any law, regulation, ruling or other requirement We deem to be necessary to establish or maintain the qualified status of such pension or profit-sharing plan.

Except as otherwise set forth above, this Rider is subject to the exclusions, definitions, and provisions of the Certificate and the Group Contract.


 Signed for the Valley Forge Life Insurance Company at Chicago, Illinois 60685.

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